Exhibit 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 333-158542 on Form S-3 of our report dated February 25, 2010, relating to the 2009 consolidated financial statements of Laboratory Specialists of America, Inc. (which report expresses an unqualified opinion and includes explanatory paragraphs noting Laboratory Specialists of America, Inc. was a wholly-owned subsidiary of Marsh & McLennan Companies, Inc. and was subsequently acquired by Inverness Medical Innovations, Inc. on February 17, 2010), appearing in the Current Report on Form 8-K of Inverness Medical Innovations, Inc., and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Parsippany, New Jersey March 26, 2010